NEWS

GLOBALSTAR ANNOUNCES 2013 FIRST QUARTER RESULTS

•	Total revenue grew 16% from first quarter of 2012
•	Adjusted EBITDA improved $1.1 million, or approximately 80%, from first quarter of 2012
•	Duplex ARPU increased 25% to $19.24 during first quarter of 2013

Covington, LA. -- (May 9, 2013) – Globalstar, Inc. (OTCBB: GSAT) today announced its financial results for the three-month period ended March 31, 2013.

FIRST QUARTER FINANCIAL REVIEW

Jay Monroe, Chairman and CEO of Globalstar, commented, “Our first quarter results represent a very strong start to what we expect to be a pivotal year for Globalstar. We recorded our sixth consecutive quarter of positive Adjusted EBITDA, which nearly doubled from the first quarter of last year. Additionally, the metrics underlying our reported results, particularly rising Duplex ARPU, equipment sales, and minutes of use, offer strong evidence of the revenue and earnings power that is now beginning to build with the second-generation constellation being placed into service. Anticipating full Duplex restoration, customers are returning in increasing numbers, and our marketing and distribution efforts aimed at further increasing our addressable market are uncovering tremendous new opportunities for Globalstar.”

Revenue

Revenue was $19.3 million for the first quarter of 2013 compared to $16.7 million for the first quarter of 2012, an increase of approximately $2.6 million, or 16%.

Service revenue was $15.4 million for the first quarter of 2013 compared to $12.6 million for the first quarter of 2012. The primary drivers of this increase were growth in SPOT revenue, which increased $1.8 million, or 33%, through growth in the average subscriber base of 20% and ARPU growth of 11% (both excluding deactivated subscribers1), and to a lesser extent growth in Duplex revenue of $0.6 million, or 15%, driven by 25% growth in Duplex ARPU. Simplex service revenue also increased $0.5 million, or 39%. Duplex service ARPU reached $19.24, the highest level since the third quarter of 2010, as Globalstar’s network performance continues to improve, supporting higher subscriber rate plans and further increases in usage.

Subscriber equipment sales of $3.9 million decreased 4% in the first quarter of 2013 from the first quarter of 2012. Duplex equipment sales increased $0.4 million, or 47%, and Simplex equipment sales decreased $0.5 million, or 24%, due primarily to the change in mix of products sold during the quarter. Sales of SPOT equipment were relatively flat due to both reductions in unit pricing and the change in mix of products sold during the quarter.

Net Loss

The Company reported a net loss of $25.1 million for the first quarter of 2013 compared to a net loss of $24.5 million for the first quarter of 2012. Increased net loss was due primarily to higher depreciation expense as the Company placed additional satellites into service and higher interest expense as the amount of interest being capitalized decreases, offset partially by the impact of non-cash derivative gains and losses.

Adjusted EBITDA

Adjusted EBITDA was $2.5 million for the first quarter of 2013 compared to $1.4 million for the first quarter of 2012. This 82% improvement in Adjusted EBITDA resulted from an increase in revenue, partially offset by an increase in operating expenses as the Company made strategic investments in sales and marketing initiatives.

1 Beginning in 2013, Globalstar initiated a process to deactivate certain suspended subscribers in its SPOT subscriber base. As of March 31, 2013, approximately 36,000 subscribers were deactivated. For purposes of calculating a normalized subscriber and ARPU variance, these deactivated subscribers were excluded from 2012 metrics, resulting in average subscribers of 188,480 during the first quarter of 2012.

Liquidity

The holders of the Company’s 5.75% Convertible Senior Notes (“5.75% Notes”) had the right to surrender their 5.75% Notes for purchase by Globalstar on April 1, 2013 at an aggregate purchase price of $71.8 million. The Company did not have sufficient funds to purchase the tendered 5.75% Notes or to make the semi-annual payment of interest on the 5.75% Notes, also due on April 1, 2013. Effective as of April 1, 2013, the Company entered into a forbearance agreement (as subsequently amended, the “Forbearance Agreement”) with the holders of approximately 78% of the 5.75% Notes. Pursuant to the Forbearance Agreement, these holders have agreed to forbear until May 13, 2013 from exercising any of their rights and remedies under the 5.75% Notes, including accelerating the 5.75% Notes. Globalstar is actively negotiating with the note holders the terms of a potential debt exchange arrangement. The Company has received initial credit committee approval from the lenders under its senior secured credit facility to the exchange, as well as initial approval from COFACE. Until final documentation is completed and signed and any exchange transaction is closed, there is no assurance that an agreement will be concluded with the note holders or that final consent from the lenders will be obtained.

OPERATIONAL AND REGULATORY UPDATE

Second-Generation Constellation

•	All satellites launched on February 6, 2013 have been fully and successfully tested. Two have been placed into commercial service, two are scheduled to be placed into service by the end of May, and the remaining new satellites are on track to be placed into service by mid-summer.

Regulatory Reform for Terrestrial Authority

•	In January, Globalstar filed with the Federal Communications Commission (“FCC”) its responses to all comments received with regard to its November 13, 2012 Petition for Rulemaking with the FCC to obtain the regulatory flexibility necessary to use the Company’s licensed MSS spectrum terrestrially to support mobile broadband applications throughout the United States. With the comment cycle closed, the FCC is now reviewing the information filed in the record of that proceeding.

Mr. Monroe concluded, “We are on track to move our remaining recently-launched satellites into their final positions in low-earth orbit, restoring full higher-margin Duplex service. In addition, we have five feature-rich new products set to launch this year that are positioned to broaden our customer appeal - two of these products will be released this month. Given our dealers’ and customers’ positive reception to our new Duplex service plans that recalibrate our pricing while offering obvious cost savings versus competitors’ rates, we are confident in building revenue and EBITDA momentum in the second half of the year towards further acceleration in 2014. Finally, we look forward to working with the FCC to complete our near-term plans with regard to regulatory flexibility, which we hope can be accomplished by year-end. We anticipate 2013 will be a decisive year for Globalstar.”

CONFERENCE CALL

Globalstar plans to hold an investor conference call after the conclusion of the debt exchange negotiations described above. Globalstar will release dial-in information and details once the call is scheduled.

* * * * * *

About Globalstar, Inc. Globalstar is a leading provider of mobile satellite voice and data services. Globalstar offers these services to commercial customers and recreational consumers in more than 120 countries around the world. The Company's products include mobile and fixed satellite telephones, simplex and duplex satellite data modems, flexible airtime service packages and the SPOT family of mobile satellite consumer products including the SPOT Satellite GPS Messenger. Many land based and maritime industries benefit from Globalstar with increased productivity from remote areas beyond cellular and landline service. Global customer segments include: oil and gas, government, mining, forestry, commercial fishing, utilities, military, transportation, heavy construction, emergency preparedness, and business continuity as well as individual recreational users. Globalstar data solutions are ideal for various asset and personal tracking, data monitoring and SCADA applications. Note that all SPOT products described in this press release are the products of Spot LLC, which is not affiliated in any manner with Spot Image of Toulouse, France or Spot Image Corporation of Chantilly, Virginia.

For more information regarding Globalstar, please visit Globalstar's web site at www.globalstar.com

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Investor contact information:

LHA

Jody Burfening/Carolyn Capaccio

(212) 838-3777

ccapaccio@lhai.com

Safe Harbor Language for Globalstar Releases

This press release contains certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Forward-looking statements, such as the statements regarding our ability to raise additional capital to pay or restructure our obligations as they come due, develop and expand our business, pay for our anticipated capital spending (including for future satellite procurements and launches), our ability to manage costs, our ability to exploit and respond to technological innovation, the effects of laws and regulations (including tax laws and regulations) and legal and regulatory changes, the opportunities for strategic business combinations and the effects of consolidation in our industry on us and our competitors, our anticipated future revenues, our anticipated financial resources, our expectations about the future operational performance of our satellites (including their projected operational lives), the expected strength of and growth prospects for our existing customers and the markets that we serve, commercial acceptance of our new Simplex products, including our SPOT satellite GPS messenger TM products, problems relating to the ground-based facilities operated by us or by independent gateway operators, worldwide economic, geopolitical and business conditions and risks associated with doing business on a global basis and other statements contained in this release regarding matters that are not historical facts, involve predictions.

Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and we undertake no obligation to update any such statements. Additional information on factors that could influence our financial results is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

GLOBALSTAR, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2013	2012
Revenue:
Service revenues	$15,390	$12,627
Subscriber equipment sales	3,943	4,111
Total revenue	19,333	16,738
Operating expenses:
Cost of services (exclusive of depreciation, amortization,
and accretion shown separately below)	7,527	7,262
Cost of subscriber equipment sales	2,940	2,723
Cost of subscriber equipment sales - reduction in the value of inventory	-	249
Marketing, general, and administrative	6,924	6,620
Reduction in the value of long-lived assets	-	79
Depreciation, amortization, and accretion	20,332	14,735
Total operating expenses	37,723	31,668
Loss from operations	(18,390)	(14,930)
Other income (expense):
Interest income and expense, net of amounts capitalized	(7,752)	(3,050)
Derivative gain (loss)	525	(6,520)
Other	642	132
Total other expense	(6,585)	(9,438)
Loss before income taxes	(24,975)	(24,368)
Income tax expense	103	157
Net loss	$(25,078)	$(24,525)

Loss per common share:
Basic	$(0.05)	$(0.07)
Diluted	(0.05)	(0.07)

Weighted-average shares outstanding
Basic	472,187	357,418
Diluted	472,187	357,418

GLOBALSTAR, INC.

RECONCILIATION OF GAAP NET LOSS TO ADJUSTED EBITDA

(Dollars in thousands)

(unaudited)

	Three Months Ended March 31,
	2013	2012

Net loss	$(25,078)	$(24,525)

Interest income and expense, net	7,752	3,050
Derivative (gain) loss	(525)	6,520
Income tax expense	103	157
Depreciation, amortization, and accretion	20,332	14,735
EBITDA	2,584	(63)

Reduction in the value of long-lived assets and inventory	-	328
Stock compensation	373	338
Research and development	160	115
Severance	5	43
Foreign exchange and other	(642)	(132)
Thales arbitration expenses	-	733
Adjusted EBITDA (1)	$2,480	$1,362

(1)	EBITDA represents earnings before interest, income taxes, depreciation, amortization, accretion and derivative (gains)/losses. Adjusted EBITDA excludes non-cash compensation expense, reduction in the value of assets, foreign exchange (gains)/losses, R&D costs associated with the development of new consumer products, and certain other significant charges. Management uses Adjusted EBITDA in order to manage the Company’s business and to compare its results more closely to the results of its peers. EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to GAAP measurements, such as net income. These terms, as defined by us, may not be comparable to a similarly titled measures used by other companies.

 The Company uses Adjusted EBITDA as a supplemental measurement of its operating performance because, by eliminating interest, taxes and the non-cash items of depreciation and amortization, the Company believes it best reflects changes across time in the Company’s performance, including the effects of pricing, cost control and other operational decisions.  The Company’s management uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget.  The Company believes that Adjusted EBITDA also is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, Adjusted EBITDA does not include interest expense on borrowed money or depreciation expense on our capital assets or the payment of income taxes, which are necessary elements of the Company’s operations.  Because Adjusted EBITDA does not account for these expenses, its utility as a measure of the Company’s operating performance has material limitations.  Because of these limitations, the Company’s management does not view Adjusted EBITDA in isolation and also uses other measurements, such as net income, revenues and operating profit, to measure operating performance.

GLOBALSTAR, INC.

SCHEDULE OF SELECTED OPERATING METRICS

(Dollars in thousands, except subscriber and ARPU data)

(unaudited)

	Three Months Ended March 31,
	2013		2012
	Service	Equipment	Service	Equipment
Revenue
Duplex	$4,845	$1,109	$4,200	$753
SPOT	7,086	926	5,311	1,027
Simplex	1,815	1,549	1,310	2,030
IGO	232	297	187	231
Other	1,412	62	1,619	70
	$15,390	$3,943	$12,627	$4,111

Average Subscribers
Duplex	83,928		91,207
SPOT	226,094		206,530
Simplex	189,050		144,177
IGO	40,854		42,982

ARPU (1)
Duplex	$19.24		$15.35
SPOT	10.45		8.57
Simplex	3.20		3.03
IGO	1.89		1.45

(1)	Average monthly revenue per user (ARPU) measures service revenues per month divided by the average number of subscribers during that month. Average monthly revenue per user as so defined may not be similar to average monthly revenue per unit as defined by other companies in the Company’s industry, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company’s statement of income. The Company believes that average monthly revenue per unit provides useful information concerning the appeal of its rate plans and service offerings and its performance in attracting and retaining high value customers.